Exhibit 2.2

EXECUTION VERSION

SEPARATION AGREEMENT

by and among

UNIVERSAL AMERICAN CORP.,

ULYSSES SPIN CORP.

and

solely for the limited purposes specified herein,

CVS CAREMARK CORPORATION

Dated as of December 30, 2010

TABLE OF CONTENTS

Exhibits:

Exhibit A	Tax Matters Agreement

Schedules:

Schedule 2.02(a)(iii)	Newco Assets: Trademarks
Schedule 2.02(a)(v)	Newco Assets: Insurance
Schedule 2.02(a)(vii)	Newco Assets: Shared Assets
Schedule 2.02(a)(viii)	Newco Assets: Certain Other Assets
Schedule 2.02(b)(i)	Part D Assets: Part D Subsidiaries
Schedule 2.02(b)(ii)	Part D Assets: Part D Cash
Schedule 2.02(b)(iii)	Part D Assets: Real Property
Schedule 2.02(b)(iv)	Part D Assets: Personal Property
Schedule 2.02(b)(v)	Part D Assets: Trademarks
Schedule 2.02(b)(vi)	Part D Assets: Contracts
Schedule 2.02(b)(vii)	Part D Assets: Licenses and Approvals
Schedule 2.02(b)(x)	Part D Assets: Certain Other Assets
Schedule 2.02(c)	Jointly Owned Software Applications
Schedule 2.03(a)(iii)	Certain Newco Liabilities
Schedule 2.05(a)	Allocation Methodology
Schedule 2.05(c)	Allocated Expenses
Schedule 4.01(a)(i)	Newco Bank Accounts
Schedule 4.01(a)(ii)	Part D Accounts
Schedule 5.01(a)	Newco Legal Actions
Schedule 5.01(b)	Part D Legal Actions

INDEX OF DEFINED TERMS

Term	Section
9/30 Financial Statements	2.05(c)
Accounting Firm	2.08(c)
Agreement	Preamble
American Pioneer Life	1.01
American Progressive	1.01
Assets	1.01
Audited Party	4.04(a)(ii)
Benefit Plans	7.03(a)
Business	1.01
Capital Stock	1.01
Closing Indebtedness Statement	2.08(a)
Commission	1.01
Company	Preamble
Company Board	Recitals
Company Spending Plans	7.03(b)
Company Variance	2.08(c)
Consolidated Adjusted EBIDTA	1.01
Consolidated Funded Indebtedness	1.01
Consolidated Leverage Ratio	1.01
Constitution Life	1.01
Consulting Firm	2.07(b)
Converted Newco Restricted Share Award	7.07(b)
Converted Newco Share Award	7.07(c)
Damages	6.01
Dispute Resolution Date	2.07(b)
Excess Amount	4.02(a)
Exchange Act	1.01
Existing Credit Agreement	1.01
Final Indebtedness Amount	2.08(e)
First Party	4.02(a)
Former Part D Employees	7.02
Group	1.01
HHSI	1.01
Inactive Part D Employee	7.01
Indebtedness	1.01
Indemnified Party	6.04
Indemnifying Party	6.04
Indemnity Payment	6.03(a)
Initiating Party	2.07(a)
Insurance Policies	1.01
Insurance Proceeds	1.01
Intercompany Accounts	1.01

Term	Section
Internal Control Audit and Management Assessments	4.04(a)(i)
Joint Legal Action	1.01
Jointly Owned Software Applications	2.02(c)
Liabilities	1.01
linked	4.01(a)
Marquette Life	1.01
MemberHealth	1.01
Merger Agreement	Recitals
Merger Sub	Recitals
Misallocated Asset/Liability	2.07(a)
Newco	Preamble
Newco Accounts	4.01(a)
Newco Assets	1.01
Newco Board	Recitals
Newco Bonds	2.02(a)(vi)
Newco Business	1.01
Newco Cash	1.01
Newco Common Stock	1.01
Newco Counsel	9.06
Newco Delayed Asset	2.06(a)
Newco Employees	1.01
Newco Group	1.01
Newco Indebtedness	4.05
Newco Indemnitees	6.02
Newco Legal Action	1.01
Newco Liabilities	2.03(a)
Newco Option	7.07(a)
Newco Option Exercise Price	7.07(a)
Newco Preferred Stock	2.01(b)
Newco Preferred Stock Structure	2.01(b)
Newco Sub	2.01(a)(i)
Newco Trademarks	4.03(a)(i)
Newco Transferred Entities	2.01(a)(v)
Newco Variance	2.08(c)
Objections Statement	2.08(b)
Original Newco Performance Share	7.07(c)
Original Newco Restricted Share	7.07(b)
Other Party	2.07(a)
Other Party’s Auditors	4.04(a)(ii)
Parent	Preamble
Part D Accounts	4.01(a)
Part D Assets	1.01
Part D Cash	1.01

v

Term	Section
Part D Delayed Asset	2.06(b)
Part D Group	1.01
Part D Indemnitees	6.01
Part D Legal Action	1.01
Part D Liabilities	2.03(b)
Part D Trademarks	4.03(a)(ii)
Parties	Preamble
Party	Preamble
Pre-Closing Allocated Expenses	2.05(c)
Pre-Effective Time Services	9.04(a)
Preferred Stock Purchase Agreement	2.01(b)
Pre-Separation Occurrence Based Insurance Claims	4.02(a)
Pyramid Life	1.01
Quincy	1.01
Securities Act	1.01
Separation	2.01(a)(viii)
Shared Assets	1.01
Shortfall Amount	4.02(a)
Tax	1.01
Tax Matters Agreement	1.01
Third Party Claim	6.05
Third Party Proceeds	6.03(a)
Trademarks	1.01
Transferred Benefit Plans	7.03(a)
Transferring Party	11.05(a)
UAC Holding	1.01
UAFS	1.01
Union Bankers	1.01
WorldNet	1.01

SEPARATION AGREEMENT

SEPARATION AGREEMENT (this “Agreement”), dated as of December 30, 2010, by and among Universal American Corp., a New York corporation (the “Company”), and Ulysses Spin Corp., a Delaware corporation (“Newco” and together with the Company, the “Parties”, and each individually, a “Party”), and, solely for the limited purposes specified herein, CVS Caremark Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, simultaneously herewith, the Company, Parent and Ulysses Merger Sub, L.L.C., a New York limited liability company and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the Split-Off and the Merger (each as defined in the Merger Agreement);

WHEREAS, Newco is a wholly owned subsidiary of the Company;

WHEREAS, the boards of directors of the Company (the “Company Board”) and Newco (the “Newco Board”) at meetings thereof duly called and held approved and declared advisable this Agreement pursuant to which the assets and liabilities of the Newco Business (as defined below), including the capital stock of the Company Subsidiaries that currently operate the Newco Business, will be transferred and assigned to one or more subsidiaries of Newco by the Company and certain of its subsidiaries, and the Company will receive, in exchange therefor, shares of Newco Common Stock (as defined herein) and, if applicable, shares of Newco Preferred Stock (as defined herein);

WHEREAS, the purpose of the Separation (as defined below) is to make possible the Split-Off and the Merger by separating the assets and liabilities of the Company and its Subsidiaries primarily related to the Medicare Part D Business (as defined in the Merger Agreement) from the other assets and liabilities of the Company and its Subsidiaries (including the Newco Business); and

WHEREAS, the Parties have determined that it is necessary and desirable to set forth the transactions required to effect the Separation and the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions.  Terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement.  In addition, the following terms shall have the following meanings:

“American Pioneer Life” means American Pioneer Life Insurance Company, a Florida corporation.

“American Progressive” means American Progressive Life and Health Insurance Company of New York, a New York domiciled insurance company.

“Assets” means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, wherever located, and whether owned as of the date of this Agreement or hereafter acquired including the following (but excluding for purposes of Section 2.01 and Section 2.02 any asset to the extent that such asset (x) is subject to the agreements contemplated by Section 2.01(a)(ii) or (y) is Capital Stock of the Persons to be contributed or sold in accordance with Section 2.01(a)(v)):

(i) Real Property.  Real property interests (including interests in leases and subleases), land, plants, buildings, improvements and fixtures;

(ii) Personal Property.  Personal property and interests therein, including equipment, furniture, fixtures, furnishings, office equipment, information technology and communications equipment, vehicles, and other tangible personal property (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(iii) Inventory.  Inventories, work-in-process, finished goods, parts, accessories and supplies (including items in transit, on consignment or in the possession of any third party);

(iv) Bonds and Guarantees. Interests as beneficiary under letters of credit, advances and performance and surety bonds, guarantees;

(v) Securities and Investments.  Certificates of deposit, banker’s acceptances, shares of stock, equity interests in any Person, bonds, bank accounts, notes, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, reorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind, in each case to the extent constituting an asset (and not a liability);

(vi) Books and Records.  Financial, accounting and operating data and records, including books, records, notes, emails and other electronic records, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

(vii) Intellectual Property.  Patents, patent applications, Trademarks, copyrights and copyright applications and registrations, commercial and technical information, including engineering, production and other designs, drawings, notebooks and other recording methods, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests, in each case, throughout the world, together with the right to sue for past, present and future infringement, misappropriation and other violations of any and all of the foregoing and the right to collect and retain damages therefor;

(viii) Contracts.  Contracts, sale orders, purchase orders, open bids and other commitments and all rights therein;

(ix) Prepaid Expenses; Accounts Receivable.  Prepaid expenses (including lease and rental payments), deposits and receipts held by third parties and any accounts, notes and other receivables;

(x) Claims.  Claims (including counterclaims), condemnation proceedings, credit, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party;

(xi) Insurance Policies.  Insurance Policies and rights under or in connection therewith.

(xii) Licenses and Approvals.  Licenses, filings, notices, permits, consents, franchises, permits, authorizations and approvals; and

(xiii) Goodwill.  Goodwill and going concern value.

“Business” means the Medicare Part D Business or the Newco Business, as the context requires.

“Capital Stock” means:  (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Commission” means the Securities and Exchange Commission.

“Consolidated Adjusted EBIDTA” shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the “Borrower” and its “Restricted Subsidiaries” in the definition thereof.

“Consolidated Funded Indebtedness” shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the “Borrower” and its “Restricted Subsidiaries” in the definition thereof.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBIDTA for the period of four fiscal quarters most recently ended as of such date.

“Constitution Life” means Constitution Life Insurance Company, a Texas corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 18, 2007, by and among the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended by the First Amendment to Credit Agreement, dated as of November 9, 2009, and as further amended by the Second Amendment to Credit Agreement, dated as of July 27, 2010.

“Group” means the Part D Group or the Newco Group, as the context requires.

“HHSI” means Heritage Health Systems, Inc., a Delaware corporation.

 “Indebtedness” shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the “Borrower” and its “Restricted Subsidiaries” in the definition thereof.

“Insurance Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer, or (ii) paid by such third-party insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, costs of collection or cost of reserve paid or held by or for the benefit of such insured.

“Intercompany Accounts” means any receivable, payable or loan between any member of the Part D Group, on the one hand, and any member of the Newco Group, on the other hand, that exists prior to the Effective Time and is reflected in the records, books, Contracts, instruments, computer data and other data and information in the possession of the relevant members of the Part D Group and/or the Newco Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Split-Off Agreement.

“Joint Legal Action” means any current or future Legal Action with respect to which it is unclear whether Liabilities will arise primarily in connection with the Newco Business or the Medicare Part D Business.

“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise, and including those liabilities and obligations arising under any Law, including any Environmental Law, Legal Action or Order of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Marquette Life” means Marquette National Life Insurance Company, a Texas corporation.

“MemberHealth” means MemberHealth, LLC, a Delaware limited liability company.

“Newco Assets” means all Assets of the Newco Group as determined pursuant to Article II.

“Newco Business” means the business conducted by the Company and its present and former Subsidiaries, other than the Medicare Part D Business.

“Newco Cash” means all cash and cash equivalents held by the Company and its Subsidiaries as of immediately prior to the Effective Time other than the Part D Cash.

“Newco Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Newco.

“Newco Employees” means all employees of the Company and its Subsidiaries at the Effective Time, other than the Part D Employees.

“Newco Group” means Newco and its Subsidiaries, including each of the Newco Transferred Subsidiaries.

“Newco Legal Action” means any current or future Legal Action that does not relate primarily to the Medicare Part D Business and in which any Person (which may include one or more members of the Part D Group) is a defendant or the party against whom a claim or investigation is directed, including any of the Legal Actions listed on Schedule 5.01(a), but excluding any Joint Legal Action.

“Part D Assets” means all Assets of the Part D Group as determined pursuant to Article II.

“Part D Cash” means, an amount, which may be positive or negative, equal to all cash and cash equivalents set forth on Schedule 2.02(b)(ii).

“Part D Group” means the Company, Penn Life, UAC Holding and MemberHealth, LLC.

“Part D Legal Action” means any current or future Legal Action relating primarily to the Medicare Part D Business and in which any Person (which may include one or more members of the Newco Group) is a defendant or the party against whom any claim or investigation is directed, including any of the Legal Actions listed on Schedule 5.01(b), but excluding any Joint Action.

“Pyramid Life” means The Pyramid Life Insurance Company, a Kansas corporation.

“Quincy” means Quincy Coverage Corp., a New York corporation.

“Securities Act” means the U.S. Securities Act of 1933.

“Shared Assets” means all Assets other than the Part D Assets that inure to the material benefit of both the Newco Business and the Medicare Part D Business.

“Tax Matters Agreement” means the Tax Matters Agreement, in the form of Exhibit A hereto, to be entered into at or before the Effective Time between the Company and Newco.

“Tax” shall have the meaning given to such term in the Tax Matters Agreement.

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, including all registrations and applications for registration related thereto, together with the goodwill connected with the use of and symbolized by any of the foregoing.

“UAC Holding” means UAC Holding Inc., a New York corporation.

“UAFS” means Universal American Financial Services, Inc., a Delaware corporation.

“Union Bankers” means Union Bankers Insurance Company, a Texas corporation.

“WorldNet” means WorldNet Services Corp., a Florida corporation.

ARTICLE II
SEPARATION

Section 2.01. Separation.

(a) Separation.  On the terms and subject to the conditions set forth in this Agreement, the Parties shall take the following restructuring steps in the following order immediately prior to the Effective Time (except for the formation or acquisition of Newco Sub, pursuant to Section 2.01(a)(i), which may occur any time before the Effective Time):

(i) Newco shall form or acquire one or more wholly-owned Subsidiaries (collectively, “Newco Sub”) and issue to Newco Sub (x) a number of shares of Newco Common Stock that, together with the shares of Newco Common Stock owned by the Company, will constitute all of the shares of Newco Common Stock to be included in the Split-Off and (y) all issued and outstanding shares of Newco Preferred Stock, if issued as described in Section 2.01(b).

(ii) The Company shall effect or cause to be effected the transactions contemplated by Sections 5.18(b) and 5.18(c) of the Merger Agreement.

(iii) Subject to Section 2.05(d), the Parties shall settle all Intercompany Accounts and, at Newco’s option, repay Company Indebtedness with Newco Cash, in each case in accordance with Section 2.05.

(iv) The Parties shall consummate the conveyance of Assets and assumption of Liabilities as contemplated by Section 2.02 and 2.03.

(v) The Company shall sell to Newco Sub all of the Capital Stock of the following Subsidiaries of the Company: (A) WorldNet, (B) Quincy, (C) UAFS, (D) HHSI, and shall cause UAC Holding to sell to Newco Sub all of the Capital Stock of the following Subsidiaries of UAC Holding: (E) Pyramid Life, (F) Constitution Life, (G) Marquette Life, (H) American Pioneer Life, (I) American Progressive and (J) Union Bankers (the entities set forth in clauses (A) – (J) collectively, the “Newco Transferred Entities”), in each case, in consideration for (x) a pro rata share of all of the shares of Newco Common Stock held by Newco Sub and/or (y) a pro rata share of the shares of Newco Preferred Stock held by Newco Sub and/or (z) at the option of Newco, a pro rata share of cash proceeds from any incurrence of indebtedness by Newco Sub as described in Section 4.05.

(vi) The Company shall cause UAC Holding to distribute all of the shares of Newco Common Stock received by UAC Holding pursuant to Section 2.01(a)(v) to the Company.

(vii) Except (i) as otherwise provided in Section 2.01(b) or (ii) for the incurrence of indebtedness by Newco Sub, the proceeds of which may, at the option of Newco, be used to repay Company Indebtedness, at or prior to the

Effective Time, the Parties may not change, amend or modify the foregoing restructuring steps without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

(viii) The restructuring steps set forth in this Section 2.01(a), including, if Newco elects to implement the Newco Preferred Stock Structure in accordance with Section 2.01(b), the Newco Preferred Stock Structure, shall be collectively referred to herein as the “Separation”.

(b) Newco Preferred Stock Structure.  In addition to the restructuring steps set forth in Section 2.01(a), prior to the Effective Time, the Company may, in its sole and absolute discretion, elect to cause the issuance by Newco of preferred stock (the “Newco Preferred Stock”) to Newco Sub, the sale by Newco Sub of such Newco Preferred Stock to UAC Holding and/or the Company pursuant to Section 2.01(a)(v) and the subsequent sale of such Newco Preferred Stock by UAC Holding and/or the Company to one or more third parties pursuant to a binding agreement entered into before the transfers described in Section 2.01(a)(v) (such steps and the transfers of Newco Preferred Stock described in Section 2.01(a)(v), if applicable, the “Newco Preferred Stock Structure”). In Newco’s discretion, an amount not in excess of fifty percent (50%) of the Newco Preferred Stock may be sold to existing shareholders of the Company.  The Parties intend that the Newco Preferred Stock be treated as equity for U.S. federal income tax purposes. Consistent with the preceding sentence, Newco shall have the right to determine and modify the terms of the Newco Preferred Stock and the terms of the agreement pursuant to which Company sells the Newco Preferred Stock to one or more purchasers in its reasonable discretion; provided, that Newco (x) shall provide Parent with a reasonable opportunity to review and comment on (I) the terms of the Newco Preferred Stock and (II) the form and substance of the agreement pursuant to which Company sells the Newco Preferred Stock to one or more purchasers (the “Preferred Stock Purchase Agreement”) and (y) shall in good faith take into consideration any comments reasonably proposed by Parent relating thereto. Notwithstanding the foregoing provisions of this Section 2.01(b), the Parties agree that (i) Preferred Stock Purchase Agreement shall not, without Parent’s consent, impose any indemnification obligations or other obligations on the Part D Group or any of its Affiliates from and after the Effective Time, (ii) completion of the Newco Preferred Stock Structure shall not be a condition to the consummation of, and shall in no event be permitted to delay, the Separation, the Split-Off, the Merger or the other transactions contemplated by this Agreement, (iv) if the Newco Preferred Stock Structure is not completed prior to or concurrently with the satisfaction of the conditions to the Separation set forth in Section 3.02, then the Separation shall be consummated without giving effect to the Newco Preferred Stock Structure and any reference herein to the Newco Preferred Stock or the Newco Preferred Stock Structure (other than the reference in Section 2.03(a)(iv)) shall be disregarded, and (v) the Newco Preferred Stock shall be preferred stock described in Section 1504(a)(4) of the Code; provided that Newco may cause the Newco Preferred Stock to be other than Section 1504(a)(4) preferred stock at its sole discretion. If Newco causes the Newco Preferred Stock to be other than Section 1504(a)(4) preferred stock and, as a result, Newco and the other members of the Newco Group cease to be members of the Company Consolidated Group (as defined in the Tax Matters Agreement) before the Effective Time, the Parties shall amend Exhibit A hereof

(the Tax Matters Agreement) to the reasonable satisfaction of Parent to preserve the economic terms that would result if Newco and the other members of the Newco Group did not cease to be members of the Company Consolidated Group as a result of Newco Preferred Stock being other than Section 1504(a)(4) preferred stock. If Newco and the other members of the Newo Group do not cease to be members of the Company Consolidated Group before the Effective Time as a result of Newco Preferred Stock being other than Section 1504(a)(4) preferred stock, the Parties shall not be required to amend Exhibit A hereof (the Tax Matters Agreement) in accordance with the preceding sentence.

Section 2.02. Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, all Assets of the Company and its Subsidiaries existing immediately prior to the Effective Time shall be transferred or retained, as appropriate, so that after giving effect thereto, immediately after the Effective Time, (x) all Assets that are used or held for use primarily in connection with the operation or conduct of the Medicare Part D Business as of immediately prior to the Effective Time shall be owned or held by or vest in the Part D Group and (y) all Assets that are used or held for use primarily in connection with the operation or conduct of the Newco Business as of immediately prior to the Effective Time shall be owned or held by or vest in the Newco Group.  In furtherance of the foregoing, immediately prior to the Effective Time and in accordance with the steps set forth in Section 2.01(a):

(a) Newco Assets.  The Company shall cause each member of the Part D Group to transfer or cause to be transferred to one or more members of the Newco Group, and cause each member of the Newco Group to retain or cause to be retained, as applicable, all Assets that are used or held for use primarily in connection with the operation or conduct of the Newco Business, including all of the Company’s or any of its Subsidiaries’ right, title and interest in and to the Assets set forth in clauses (i) to (viii) of this Section 2.02(a):

(i) the Capital Stock of the Company’s Subsidiaries contributed or sold in accordance with Section 2.01(a)(v);

(ii) except to the extent used to repay Company Indebtedness at or prior to the Effective Time, all Newco Cash;

(iii) the Trademarks listed on Schedule 2.02(a)(iii);

(iv) all Assets allocated to the Newco Group pursuant to Article VII, together with the original employment and personnel records relating to the Newco Employees;

(v) all Insurance Policies held by the Company and its Subsidiaries immediately prior to the Effective Time, including those Insurance Policies listed on Schedule 2.02(a)(v);

(vi) (A) all bonds held by the Company and its Subsidiaries immediately prior to the Effective Time that are allocated to the Non-Medicare Part D Business in accordance with Section 2.05(a), and (B) all bonds that have been purchased by the Newco Group from the Company or any of its Subsidiaries prior to the Effective Time in accordance with Section 5.25 of the Merger Agreement (collectively, the “Newco Bonds”);

(vii) all Shared Assets listed on Schedule 2.02(a)(vii); and

(viii) all Assets that are set forth on Schedule 2.02(a)(viii).

(b) Part D Assets.  The Company shall cause each member of the Newco Group to transfer or cause to be transferred to one or more members of the Part D Group, and cause each member of the Part D Group to retain or cause to be retained, as applicable, all Assets that are used or held for use primarily in connection with the operation or conduct of the Medicare Part D Business, including all of the Company’s or any of its Subsidiaries’ right, title and interest in and to the Assets set forth in clauses (i) to (x) of this Section 2.02(b):

(i) the Capital Stock of the Company’s Subsidiaries that currently operate the Medicare Part D Business as listed on Schedule 2.02(b)(i);

(ii) all Part D Cash;

(iii) the real property leasehold interests listed on Schedule 2.02(b)(iii);

(iv) the personal property and interests therein, including equipment, furniture, fixtures, furnishings, office equipment, information technology and communications equipment, vehicles, and other tangible personal property (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) listed on Schedule 2.02(b)(iv);

(v) the Trademarks listed on Schedule 2.02(b)(v);

(vi) the Contracts listed on Schedule 2.02(b)(vi);

(vii) the licenses and approvals listed on Schedule 2.02(b)(vii);

(viii) all Assets allocated to the Part D Group pursuant to Article VII, together with the original employment and personnel records relating to the Part D Employees;

(ix) all bonds held by the Company and its Subsidiaries immediately prior to the Effective Time other than the Newco Bonds; and

(x) all Assets that are set forth on Schedule 2.02(b)(x).

(c) Jointly Owned Software Applications. The Parties acknowledge and agree that members of the Newco Group and members of the Part D Group may each possess certain ownership rights in and to the software applications set forth on Schedule 2.02(c) (the “Jointly Owned Software Applications”).  Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, the Company shall cause (i) each member of the Part D Group to transfer or cause to be transferred to a member of the Newco Group and (ii) each member of the Newco Group to transfer or cause to be transferred to a member of the Part D Group, in each case, an equal and undivided joint ownership interest, without any duty to account to each other for the exploitation thereof, in and to all Jointly Owned Software Applications.  Immediately prior to the Effective Time, the Company shall cause one working copy of the then-current version of each Jointly Owned Software Application to be delivered to such member of the Part D Group and to such member of the Newco Group (including all source code and associated documentation related thereto).  Each member of the Part D Group and each member of the Newco Group shall be free to use, distribute, reproduce, modify, create derivative works of and otherwise exploit the Jointly Owned Software Applications for any purposes, without restriction of any kind, and without any duty to account to the other (it being understood that each Party shall use commercially reasonable efforts to maintain the confidentiality of the source code to such Jointly Owned Software Applications and only disclose such source codes to third parties on a need to know basis in the ordinary course of business).  From and following the Effective Time, such member of the Part D Group and such member of the Newco Group shall retain ownership of all modifications or derivative works made by such Party, or on such Party’s behalf, with no obligation to disclose or license such modifications or derivative works to the other Party, and such member of the Part D Group and such member of the Newco Group shall be free to transfer, assign, license or otherwise divest their respective interest in and to the Jointly Owned Software Applications without the prior consent of the other Party.

Section 2.03. Assumed Liabilities.

(a) Newco Liabilities. On the terms and subject to the conditions set forth in this Agreement and except as otherwise specifically set forth in any other Split-Off Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, Newco shall, or shall cause a member of the Newco Group to, unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, the following Liabilities (collectively, the “Newco Liabilities”):

(i) all Liabilities (whether arising before or after the Effective Time) of the Company and its Subsidiaries, except the Part D Liabilities;

(ii) all Liabilities described in Article VII as Newco Liabilities;

(iii) all Liabilities listed on Schedule 2.03(a)(iii);

(iv) all Liabilities arising from or relating to (A) any actions taken by the Newco Group in connection with the formation of Newco or Newco Sub or,

other than as set forth in Section 2.03(b), the separation of the Newco Group from the Part D Group, (B) the sale of the Newco Preferred Stock and the Newco Preferred Stock Structure or (C) the Newco Indebtedness;

(v) all Liabilities relating to the Shared Assets;

(vi) all corporate overhead expenses incurred by the Company and its Subsidiaries other than the Pre-Closing Allocated Expenses; and

(vii) all Liabilities in respect of the fees, costs and expenses incurred (A) prior to the Effective Time by the Company or any of its Subsidiaries or (B) at any time, by any member of the Newco Group, in each case, in connection with the Separation, the Split-Off, the Merger and the transactions contemplated by the Merger Agreement, this Agreement or the other Split-Off Agreements other than Transaction Litigation Expenses.

(b) Part D Liabilities. On the terms and subject to the conditions set forth in this Agreement and except as otherwise specifically set forth in any other Split-Off Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, the Company shall, or shall cause a member of the Part D Group to, unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, the following Liabilities (collectively, the “Part D Liabilities”):

(i) all Liabilities (whether arising before or after the Effective Time) of the Company and its Subsidiaries primarily relating to or arising from the Medicare Part D Business;

(ii) all Liabilities described in Article VII as Part D Liabilities;

(iii) [Reserved];

(iv) [Reserved]; and

(v) to the extent not paid by Parent pursuant to Section 5.13(b)(i) of the Merger Agreement, all Transaction Litigation Expenses.

Section 2.04. Conveyance of Assets and Assumption of Liabilities.  Except as otherwise expressly provided herein or in any of the other Split-Off Agreements:

(a) Immediately prior to the Effective Time and in accordance with Section 2.01(a), the Company shall transfer or cause to be transferred to one or more members of the Newco Group as Newco may designate all right, title and interest of the Part D Group in and to all of the Newco Assets, and the Newco Group shall assume all of the Newco Liabilities, pursuant to customary instruments of transfer, including all deeds, bills of sale, endorsements, consents, assignments, assumptions and other good and sufficient documents or instruments as are necessary to properly effect the transfer of the Newco Assets to the Newco Group.

(b) Immediately prior to the Effective Time and in accordance with Section 2.01(a), the Company shall cause each member of the Newco Group to transfer or cause to be transferred to one or more members of the Part D Group as Parent may designate all right, title and interest in and to all Assets that are Part D Assets, and the Part D Group shall assume all of the Part D Liabilities, pursuant to customary instruments of transfer that are reasonably satisfactory to Parent, including all deeds, bills of sale, endorsements, consents, assignments, assumptions and other good and sufficient documents or instruments as are necessary to properly effect the transfer of the Part D Assets to the Part D Group.

Section 2.05. Allocation of Assets and Liabilities.  To facilitate the allocation pursuant to Section 2.02 and 2.03 of the Assets and Liabilities of the Company and its Subsidiaries as they shall exist immediately prior to giving effect to the transactions contemplated by this Agreement and the other Split-Off Agreements to the Medicare Part D Business and the Newco Business, respectively, the Parties hereby agree to the following procedures and methodologies:

(a) The Assets and Liabilities of the Company and its Subsidiaries as of immediately prior to the Effective Time shall be allocated to the Newco Business or the Medicare Part D Business in a manner consistent with the procedures and methodologies for the allocation of Assets and Liabilities set forth in Schedule 2.05(a), which illustrates the procedures and methodologies for the allocation of Assets and Liabilities of the Company and its Subsidiaries to the Newco Business and the Medicare Part D Business as if the Separation were consummated as of September 30, 2010.

(b) From January 1, 2011 until the Effective Time or the earlier termination of this Agreement, each of the Medicare Part D Business and the Newco Business shall be operated as a “closed system”, meaning that during such period the Businesses shall be operated and the accounting shall be such that all balance sheet, income statement and cash flow items attributable to a Business shall be solely for the account of such Business.

(c) Schedule 2.05(c) sets forth (i) a description of all corporate overhead items and other shared expenses based on the financial statements of the Medicare Part D Business set forth in Section 3.10(b) of the Company Disclosure Letter (the “9/30 Financial Statements”), illustrating the allocation of the corporate overhead and other expenses on a pro forma basis to be borne by the Medicare Part D Business under the “closed system” during the period from January 1, 2011 until the Effective Time (the “Pre-Closing Allocated Expenses”), and (ii) the methodology for allocating such expenses between the Newco Business and the Medicare Part D Business.

(d) Schedule 2.05(a) sets forth a description of the Intercompany Accounts based on the 9/30 Financial Statements.  All Intercompany Accounts as of the Effective Time shall be settled immediately prior to the Effective Time (irrespective of the terms of payment of such Intercompany Accounts) based on the procedures and methodologies set forth in Schedule 2.05(a).

(e) The Newco Cash and Part D Cash as of immediately prior to the Effective Time shall be allocated to the Newco Business or the Medicare Part D Business in a manner consistent with the procedures and methodologies for the allocation of cash as set forth in Schedule 2.05(a), which illustrates the procedures and methodologies for determining the allocation of cash between Newco Cash and Part D Cash as if the Separation were consummated as of September 30, 2010.

(f) Prior to the Effective Time, Newco or a member of the Newco Group may, at Newco’s option, use (i) the Newco Cash received pursuant to Section 2.02(a)(ii) or (ii) any proceeds from any incurrence of indebtedness by Newco Sub pursuant to Section 4.05 to repay all or any portion of the Company Indebtedness.

(g) The Parties will cooperate in the implementation of the foregoing and will have reasonable access to the books, records, personnel and work papers relating to the implementation of this Article II.

(h) Within thirty (30) days after the Effective Time, Newco shall deliver to the Company a balance sheet for each of the Part D Group and the Newco Group as of immediately after the Effective Time.

Section 2.06. Delayed Assets and Liabilities.

(a) Notwithstanding any other provision of this Agreement, any Newco Asset (other than any Newco Asset held by any member of the Newco Group), the assignment, transfer, conveyance or delivery of which to Newco or any other member of the Newco Group without the consent, authorization, approval or waiver of a third party would constitute a breach or other contravention of Law or the terms of such Newco Asset (a “Newco Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to Newco or any other member of the Newco Group until such time as such consent, authorization, approval or waiver is obtained, at which time such Newco Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of the Company or any other member of the Part D Group.  Until such time as such consent, authorization, approval or waiver is obtained, (A) each Party (and its applicable Subsidiaries) shall use reasonable best efforts to obtain the relevant consent, authorization, approval or waiver, (B) the Company and the other members of the Part D Group shall endeavor to provide Newco or the applicable members of the Newco Group with the benefits under each Newco Delayed Asset as if such Newco Delayed Asset had been assigned to Newco or such member of the Newco Group, at Newco’s expense, and (C) Newco shall be responsible for the Liabilities of the Company or its applicable Subsidiaries with respect to such Newco Delayed Asset; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such consent, authorization, approval or waiver is requested or to surrender, release or modify any rights or remedies in order to obtain any such consent, authorization, approval or waiver (unless such Party is fully reimbursed and indemnified by the requesting Party).  Notwithstanding any other provision in this Agreement to the contrary, any Newco Delayed Asset shall be deemed a Newco Asset for purposes of determining whether any related Liability is a Newco

Liability.  Following the assignment, transfer, conveyance and delivery of any Newco Delayed Asset, the applicable Newco Delayed Asset shall be treated for all purposes of this Agreement as a Newco Asset.

(b) Notwithstanding any other provision of this Agreement, any Part D Asset (other than any Part D Asset held by any member of the Part D Group) the assignment, transfer, conveyance or delivery of which to the Company or any other member of the Part D Group without the consent, authorization, approval or waiver of a third party would constitute a breach or other contravention of Law or the terms of such Part D Asset (a “Part D Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to the Company or any member of the Part D Group until such time as such consent, authorization, approval or waiver is obtained, at which time such Part D Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of Newco or any of its Subsidiaries.  Until such time as such consent, authorization, approval or waiver is obtained, (A) each Party (and its applicable Subsidiaries) shall use reasonable best efforts to obtain the relevant consent, authorization, approval or waiver, (B) Newco (and its applicable Subsidiaries) shall endeavor to provide the Company or the applicable members of the Part D Group with the benefits under each Part D Delayed Asset as if such Part D Delayed Asset had been assigned to the Company or such member of the Part D Group, and (C) the Company shall be responsible for the Liabilities of Newco or its applicable Subsidiaries with respect to such Part D Delayed Asset; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such consent, authorization, approval or waiver is requested or to surrender, release or modify any rights or remedies in order to obtain any such consent, authorization, approval or waiver (unless such Party is fully reimbursed and indemnified by the requesting Party).  Notwithstanding any other provision in this Agreement to the contrary, any Part D Delayed Asset shall be deemed a Part D Asset for purposes of determining whether any related Liability is a Part D Liability.  Following the assignment, transfer, conveyance and delivery of any Part D Delayed Asset, the applicable Part D Delayed Asset shall be treated for all purposes of this Agreement as a Part D Asset.

(c) The Parties shall use their reasonable best efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all Liabilities under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Newco Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than Newco (or the applicable member of the Newco Group), so that, in any such case, Newco (or the applicable member of the Newco Group) will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such release, consent, approval, substitution or amendment is requested or to surrender, release or modify any rights or remedies in order to obtain any such release, consent, approval, substitution or amendment (unless such Party is fully reimbursed and indemnified by the requesting Party).

(d) The Parties shall use their reasonable best efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all Liabilities under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Part D Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the Company (or the applicable member of the Part D Group), so that, in any such case, the Company (or the applicable member of the Part D Group) will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such release, consent, approval, substitution or amendment is requested or to surrender, release or modify any rights or remedies in order to obtain any such release, consent, approval, substitution or amendment (unless such Party is fully reimbursed and indemnified by the requesting Party).

Section 2.07. Misallocated Assets or Liabilities.

(a) If at any time or from time to time, any Party or any member of such Party’s Group (the “Initiating Party”) reasonably determines in good faith that (x) the other Party or any member of such Party’s Group (the “Other Party”) is in possession of any Asset that should have been transferred to or retained by the Initiating Party or (y) the Initiating Party is subject to any Liability that should have been transferred to or retained by the Other Party, in each case pursuant to the terms of this Article II (any such Asset or Liability, a “Misallocated Asset/Liability”), the Initiating Party may provide written notice, in reasonable detail, to the Other Party informing the Other Party of such Misallocated Asset/Liability. Upon receipt of such notice, the Parties shall negotiate in good faith to reach agreement on the allocation of the Misallocated Asset/Liability so as to give effect to the provisions of this Article II.

(b) If the Parties are unable to reach such agreement on the allocation of the Misallocated Asset/Liability, the Parties shall within five (5) Business Days following (as applicable) any of (i) the 120th day following the Closing Date, (ii) the 240th day following the Closing Date or (iii) the one-year anniversary of the Closing Date (each such date, a “Dispute Resolution Date”) appoint Deloitte Consulting LLP (the “Consulting Firm”) to determine the allocation of all Misallocated Assets/Liabilities existing on such Dispute Resolution Date. The Consulting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the provisions of this Article II, in a manner consistent with the allocations of similar Assets or Liabilities hereunder and based on the historical usage of such Asset or Liability as evidenced by the properties, books, records and working papers, and personnel of the Company and its Subsidiaries, the allocation of each such Misallocated Asset/Liability. Each Party shall provide the Consulting Firm with reasonable access to such Party’s properties, books, records and working papers and personnel (including current and, if reasonably practicable, former Representatives) for interviews, depositions, testimonies and other relevant procedures in order to determine the historic usage of such Asset or Liability.  Such decision shall be set forth in writing and shall be final and binding upon Newco and the Company.  The cost of such review and determination by the Consulting Firm shall be borne equally by the Company and Newco.

(c) The Parties shall, and shall cause their respective Subsidiaries to, cooperate and assist in transferring, and take all actions necessary to transfer, or cause to be transferred, any Misallocated Asset/Liability to the appropriate Party or the applicable member of such Party’s Group, including by making available to the extent necessary their respective books, records, work papers and personnel.  In case of any transfer of an Asset that is a Misallocated Asset/Liability, the Other Party shall be deemed to have held such Asset in trust for the Initiating Party or the applicable member of the Initiating Party’s Group during the period from the Effective Time to the date of such transfer.

Section 2.08. Post-Closing Adjustments.

(a) As promptly as practicable, but no later than 30 days, after the Effective Time, the Company will cause to be prepared and delivered to Newco the Company’s calculation of the actual amount of the Closing Date Indebtedness Amount as of the Effective Time (the “Closing Indebtedness Statement”).

(b) Within fifteen (15) days after Newco’s receipt of the Closing Indebtedness Statement, Newco shall deliver to the Company a written statement either accepting the Closing Indebtedness Statement or specifying any objections thereto (including therein Newco’s calculations of such amounts and Newco’s grounds for such disagreement in reasonable detail) (an “Objections Statement”).  The Objections Statement shall specify those items or amounts as to which Newco disagrees, and Newco shall be deemed to have agreed with all other items and amounts contained in the calculations delivered pursuant to Section 2.08(a).

(c) If Newco shall have delivered an Objections Statement , the Company and Newco shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Date Indebtedness Amount.  If the Company and Newco are unable to reach such agreement during such period, they shall promptly thereafter appoint an independent accountant of nationally recognized standing reasonably satisfactory to the Company and Newco (the “Accounting Firm”) to promptly to review this Agreement and the Merger Agreement and the disputed items or amounts for the purpose of calculating the Closing Date Indebtedness Amount.  In making such calculations, the Accounting Firm shall consider only those items or amounts in the Objections Statement.  The Accounting Firm, acting as experts and not as arbitrators, shall determine in accordance with the applicable agreements set forth in the definition of “Company Indebtedness” in the Merger Agreement, the actual amount of the Closing Date Indebtedness Amount as of the Effective Time and shall deliver to the Company and Newco a written report setting forth such calculations.  Such report shall be final and binding upon the Company and Newco.  The cost of such review and report shall be borne (i) by the Company if the aggregate amount of the difference between the Closing Date Indebtedness Amount included in the Closing Indebtedness Statement and the final amounts thereof as determined by the Accounting Firm pursuant to this Section 2.08(c) (the “Company Variance”) is less than the aggregate amount of the difference between the Closing Date Indebtedness Amount included in the Objections Statement and the final amounts thereof as determined by the Accounting Firm pursuant to this Section 2.08(c) (the “Newco

Variance”), (ii) by Newco if the Company Variance is less than the Newco Variance and (iii) otherwise equally by the Company and Newco.

(d) The Parties shall, and shall cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the calculations of the Closing Date Indebtedness Amount and in the conduct of the audits and reviews referred to in this Section 2.08, including by making available to the extent necessary their respective books, records, work papers and personnel.

(e) Following the determination of the Closing Date Indebtedness Amount by agreement of the Parties or by the Accounting Firm (such amount, the “Final Indebtedness Amount”), (i) if the aggregate Per Share Merger Consideration paid by Parent pursuant to the Merger Agreement at the Effective Time was less than the aggregate amount thereof calculated by using the Final Indebtedness Amount, then Newco shall pay to the Company an amount equal to the excess of the Final Indebtedness Amount over the Closing Date Indebtedness Amount and (ii) if the aggregate Per Share Merger Consideration paid by Parent pursuant to the Merger Agreement at the Effective Time exceeds the aggregate amount thereof calculated by using the Final Indebtedness Amount, then the Company shall pay to Newco the amount equal to the excess of the Closing Date Indebtedness Amount over the Final Indebtedness Amount.

ARTICLE III
OTHER MATTERS

Section 3.01. Cooperation Prior to the Split-Off.

(a) The Company and Newco shall prepare, and Newco shall file with the Commission, the Form S-4.  The Company and Newco shall use reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon as practicable after the date of this Agreement.

(b) The Company shall, as the sole shareholder of Newco, approve and adopt the Transferred Benefit Plans contemplated by Article VII, and the Company and Newco shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Effective Time any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any Transferred Benefit Plan contemplated by Article VII, including a Form S-8 with respect thereto.

(c) The Company and Newco shall cooperate in preparing, filing with the Commission under the Exchange Act and causing to become effective not later than the Effective Time any registration statements or amendments thereto that are necessary to effect the registration of Newco Common Stock under the Exchange Act, including a Form 8-A with respect thereto.

(d) The Company and Newco shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any other Split-Off Agreement.

(e) Newco shall prepare, file, and use all reasonable efforts to cause to be approved as soon as practicable after the date of this Agreement and prior to the Effective Time, the application to permit listing of the Newco Common Stock on NASDAQ or another national securities exchange.

Section 3.02. Conditions Precedent to the Separation.  In no event shall the Separation occur unless the following conditions shall have been satisfied or waived by the Company and Newco:

(a) all of the conditions to the closing of the Merger set forth in Article VI of the Merger Agreement, other than the condition to each party’s obligation set forth in Section 6.1(g) thereof as to the consummation of the transactions contemplated by this Agreement, shall have been satisfied or waived;

(b) the Company shall have received solvency opinions from a nationally recognized firm, in form and substance satisfactory to Parent, regarding the solvency of each of the Company and Newco after the Split-Off (including after giving effect to any incurrence of indebtedness by Newco in connection with the Merger or the Split-Off); and

(c) no Governmental Authority having jurisdiction over the Assets of the Company or Newco or any of their respective Subsidiaries shall have enacted, issued, promulgated, enforced or entered any Law or Order that enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement or any other Split-Off Agreement.

Section 3.03. Resignations.

(a) On or before the Effective Time, Newco shall deliver or cause to be delivered to the Company resignations of each individual who will be a Newco Employee from and after the Effective Time and who is an officer or director of any member of the Part D Group as of immediately prior to the Effective Time.

(b) On or before the Effective Time, the Company shall deliver or cause to be delivered to Newco resignations of each individual who will be a Part D Employee from and after the Effective Time and who is an officer or director of any member of the Newco Group as of immediately prior to the Effective Time.

ARTICLE IV
COVENANTS

Section 4.01. Bank Accounts.

(a) The Parties shall take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Newco or any other member of the Newco Group (the “Newco Accounts”), including all bank accounts owned by the Newco Group listed or described on Schedule 4.01(a)(i) so that such Newco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by the Company or any other member of the Part D Group, as listed or described on Schedule 4.01(a)(ii) (the “Part D Accounts”), are de-linked from the Part D Accounts, and Part D Employee or Former Part D Employee shall have any authority to access or control any such Newco Accounts other than those who will be Newco Employees.

(b) The Parties shall take, or shall cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the Part D Accounts so that such Part D Accounts, if currently linked to a Newco Account, are de-linked from the Newco Accounts, and no current or former Newco Employee shall have any authority to access or control any such Part D Accounts.

(c) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement.

Section 4.02. Insurance.

(a) Except for any Insurance Policies acquired by Newco or the Newco Group after the Effective Time or as otherwise agreed to by the Parties, with respect to any Insurance Policy included in the Newco Assets that, from and after the Effective Time, will by its terms cover Newco or any member of the Newco Group, on the one hand, and the Company or any member of the Part D Group, on the other hand, with respect to acts, omissions and events occurring prior to the Effective Time, Newco shall use reasonable best efforts to provide the Company and an applicable member of the Part D Group access to coverage under such Insurance Policies from and after the Effective Time with respect to acts, omissions, and events occurring prior to the Effective Time (such claims, “Pre-Separation Occurrence Based Insurance Claims”).  Newco and the Company agree that any Pre-Separation Occurrence Based Insurance Claims by the Company or any member of the Part D Group under any such Insurance Policy shall receive the same priority and be subject to any deductibles and retentions with all claims by Newco or any member of the Newco Group under such Insurance Policies (whether or not such Pre-Separation Occurrence Based Insurance Claims are made before or after any claims by Newco).  Pre-Separation Occurrence Based Insurance Claims made by the Company and Newco shall be treated on a pari passu basis, and each of Newco and the Company shall be entitled to its pro rata share of the aggregate proceeds payable under each Insurance

Policy in respect of such claims, which share shall be determined, at any time, by calculating the percentage of insurance proceeds which have been paid, are due and payable or, but for the exhaustion of the policy, would have been due and payable pursuant to such Insurance Policy in respect of a Pre-Separation Occurrence Based Insurance Claim made by such Party as of such time, divided by the insurance proceeds which have been paid, are due and payable or, but for the exhaustion of the policy, would have been due and payable pursuant to such Insurance Policy in connection with all Pre-Separation Occurrence Based Insurance Claims made by both Parties as of such time (in each case, after taking into account any adjustments for previously paid deductible, retention or similar amounts in respect of such Insurance Policy); provided, that, if it is determined, based on such calculations, that a Party (the “First Party”) has been paid insurance proceeds pursuant to such Insurance Policy in excess (the “Excess Amount”) of the amount of proceeds to which such Party is entitled in accordance with the terms hereof and as a result of such excess, the other Party shall not be paid all or any portion of the amount (the “Shortfall Amount”) that would otherwise be due and payable to such Party pursuant to such Insurance Policy in connection with any Pre-Separation Occurrence Based Insurance Claims, the First Party shall reimburse the other Party for the Shortfall Amount to the extent of the Excess Amount received by such First Party.

(b) With respect to Pre-Separation Occurrence Based Insurance Claims, whether or not known or reported prior to the Effective Time, each Party shall report such claims directly to the applicable insurer (with a copy to the other Party) and the reporting Party shall individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) and/or any retrospective premium charges associated with the claim so submitted by it, unless otherwise agreed in writing by the other Party.  Newco shall, and shall cause each member of the Newco Group to, cooperate and assist the Company with respect to such claims (at the expense of the Company) and Newco and the Company shall take all actions reasonably necessary to cause the insurers to agree that such Liability shall be the individual Liability of the Company, which shall include, arranging for the Company to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers.  If any insurer does not agree that such Liabilities are the individual Liability of the Company, the Company shall continue to reimburse Newco for all such Liability costs in the same manner as prior to the Effective Time.

(c) Without limiting the provisions in this Section 4.02, neither Party shall be liable to the other Party for claims, or portions of claims, not reimbursed by insurers under any Insurance Policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Newco Group or any member of the Part D Group, or any defect in such claim or its processing.

Section 4.03. Trademarks.

(a) Except as otherwise specifically provided in any Split-Off Agreement, as soon as reasonably practicable after the Effective Time, but in any event within twelve (12) months thereafter:

(i) The Company shall (and cause all of the other members of the Part D Group to) use commercially reasonable efforts (A) to cease all use of the Trademarks that are Newco Assets (the “Newco Trademarks”) and (B) to cease to hold themselves out as having any affiliation, either expressly or by implication, with the Newco Group; and

(ii) Newco shall (and cause all of the other members of the Newco Group to) use commercially reasonable efforts (A) to cease all use of the Trademarks that are Part D Assets (the “Part D Trademarks”) and (B) to cease to hold themselves out as having any affiliation, either expressly or by implication, with the Part D Group.

(b) In furtherance of the foregoing, as soon as reasonably practicable, but in no event later than twelve (12) months following the Effective Time, each Party shall (and shall cause all of the other members of its Group to) use commercially reasonable efforts to remove, strike over or otherwise obliterate and cease use of all Newco Trademarks (in the case of the Part D Group) or the Part D Trademarks (in the case of the Newco Group) from all of such Party’s and its Subsidiaries’ assets and other materials, including as part of its legal name and on any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems (it being understood that it may be commercially impracticable to remove all uses of such Trademarks on computer software and systems existing as of the Effective Time).

(c) Any use by the Newco Group of the Part D Trademarks and any use by the Part D Group of the Newco Trademarks during the phase-out periods provided in this Section 4.03 shall be subject to all quality control and related requirements and guidelines in effect for such Trademarks as of the Effective Time (it being understood that in no event shall the Part D Group be subject to more stringent requirements and guidelines than those to which the Newco Group are subject).

(d) The Parties acknowledge that the provisions of this Section 4.03 shall not prohibit any Party or any member of a Party’s Group from (i) for a period of no more than eighteen (18) months after the Effective Time, stating in any advertising or any other communication that it is a former Affiliate of the Company or (ii) making use of any Trademark that would constitute “fair use” under applicable Law if such use were made by a third party.

(e) Any failure by a Party or any member of such Party’s Group to effect a legal name change as required by this Section 4.03 that is caused by regulatory or other circumstances beyond such Party’s reasonable control shall not be deemed a breach of this Agreement provided that such Party or its relevant Group member continues to exercise commercially reasonable efforts to effectuate such name change as promptly as practicable.  During any such period that a Party or a member of its Group is unable to effect a legal name change for such reason, then it may continue to use its legal name, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed in accordance with this Section 4.03.

(f) Except as otherwise specifically provided in any Split-Off Agreement, including the limited transition period expressly afforded to each Party in this Section 4.03: (i) the right of the Part D Group to use the Newco Trademarks and the right of the Newco Group to use the Part D Trademarks pursuant to any Contract between any Part D Group member, on the one hand, and any Newco Group member, on the other hand, shall terminate automatically as of the Effective Time; (ii) no member of the Newco Group shall have any ownership or license rights in any of the Part D Trademarks after the Effective Time; and (iii) no member of the Part D Group shall have any ownership or license rights in any of the Newco Trademarks after the Effective Time.  No member of the Newco Group shall contest the validity or ownership of any of the Part D Trademarks and no member of the Part D Group shall contest the validity or ownership of any of the Newco Trademarks.

Section 4.04. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees to the following:

(i) Annual Financial Statements.  Until the expiration of  ninety (90) days following the end of the first full fiscal year occurring after the Effective Time and in any event solely with respect to the preparation and audit of each Party’s (or, in the case of the Company, Parent’s) financial statements (including insurance or other regulatory financial statements) for any of the years ended December 31, 2010, 2009 and 2008 and any interim quarterly periods from the date of this Agreement to the Effective Time, each Party shall provide to the other Party (or, as applicable, Parent) on a timely basis all information reasonably required to meet its schedule for (A) the preparation, printing, filing, and public dissemination of such Person’s financial statements (including insurance or other regulatory financial statements) and (B) the preparation, printing, filing and dissemination of such Person’s financial statements (including insurance or other regulatory financial statements) for use in any prospectus, registration statement, offering memorandum or other document relating to any private or public offering of securities or financing, and, to the extent applicable to such Person, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including Items 307 and 308 of Regulation S-K and, to the extent applicable to such Person, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s (or Parent’s) auditors and advisors with respect to information to be included or contained in the other Party’s (or Parent’s) financial statements (including insurance or other regulatory financial statements) and to permit the other Party’s (or Parent’s) auditors and management to complete the Internal Control Audit and Management Assessments.

(ii) Access to Personnel and Records.  With respect to the 2011 fiscal year of each of the Company and Newco, if the Company and Newco use a different independent auditor then each audited Party shall authorize, and use reasonable best efforts to cause, its respective auditors to make available to the other Party’s auditors (the other Party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits and interim quarterly reviews of such audited party (each such Party with respect to its own audit or review, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion or review date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on or review of such other Party’s financial statements, all within sufficient time to enable such other Party to meet its (or, as applicable, Parent’s) timetable for (A) the printing, filing and public dissemination of such Person’s annual and interim quarterly financial statements (including insurance or other regulatory financial statements) and (B) the preparation, printing, filing and dissemination of such Person’s annual and interim quarterly financial statements (including insurance or other regulatory financial statements) for use in any prospectus, registration statement, offering memorandum or other document relating to any private or public offering of securities or financing. In such an event, each Party shall make available to (I) the Other Party’s Auditors and management, and (II) any state or other regulatory examiner of the other Party, its personnel and records, agreements, documents, files, books, Contracts, instruments, computer data and other data and information in its possession in a reasonable time prior to the Other Party’s Auditors’ opinion date and the other party’s management’s or examiner’s assessment date so that the Other Party’s Auditors and the other Party’s management and examiners are able to perform the procedures they consider necessary to conduct their assessments including the Internal Control Audit and Management Assessments.

(b) If any Party or member of its respective Group (or, as applicable, Parent) is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use reasonable best efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in such Person’s Securities Act and Exchange Act filings.

(c) Nothing in this Section 4.04 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party would, in the absence of this clause (c), be required under this Section 4.04 to disclose any such information, such Party shall use reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 4.05. Certain Covenants.

(a) Subject to Section 4.05(b), Newco and its Subsidiaries may incur Indebtedness prior to the Effective Time (“Newco Indebtedness”) so long as such Indebtedness does not impose any obligations on the Company or any other member of the Part D Group.

(b) From the date of this Agreement until the expiration of two years from the Effective Time, Newco shall not, and shall cause its Subsidiaries not to, incur any Indebtedness that would after giving effect to such incurrence result in the Consolidated Leverage Ratio to be more than 3:00:1.00 as of the end of the fiscal quarter in which such Indebtedness is incurred.

ARTICLE V
LITIGATION MATTERS

Section 5.01. Case Allocation.

(a) As of the Effective Time, Newco shall, and, as applicable, shall cause the other members of the Newco Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Newco Legal Actions, including the Newco Legal Actions listed on Schedule 5.01(a) and any applicable future Newco Legal Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against the Company in relation to the Newco Legal Actions.  For the avoidance of doubt, nothing in this Section 5.01(a) shall limit the rights of any member of the Part D Group under this Agreement or any other Split-Off Agreement.

(b) As of the Effective Time, the Company shall, and, as applicable, shall cause the other members of the Part D Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Part D Legal Actions, including the Part D Legal Actions listed on Schedule 5.01(b) and any applicable future Part D Legal Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against Newco in relation to the Part D Legal Actions.  For the avoidance of doubt, nothing in this Section 5.01(b) shall limit the rights of any member of the Newco Group under this Agreement or any other Split-Off Agreement.

(c) As of the Effective Time, each Party shall, and, as applicable, shall cause the other members of its Group to, (i) diligently conduct, on a joint basis, the defense of the Joint Legal Actions; and (ii) notify the other Party of material litigation developments related to the Joint Legal Actions; provided, however, that if it becomes clear that a Joint Legal Action does not relate primarily to the Medicare Part D Business then from and after such time such Joint Legal Action shall instead be deemed to be a Newco Legal

Action subject to clause (a) above; provided, further, that if it becomes clear that a Joint Legal Action relates primarily to the Medicare Part D Business then from and after such time such Joint Legal Action shall instead be deemed to be a Part D Legal Action subject to clause (b) above.  The Company and Newco shall regularly meet to review and discuss the progress of the Joint Legal Actions and the classification thereof.

(d) Until such time as the respective Liabilities of the members of the Part D Group and Newco Group are determined in connection with any Joint Legal Action, the Company and Newco shall each pay 50% of the cost and expenses associated with the defense of such Joint Legal Action.  Each Party shall have the right to employ separate counsel to represent it and members of its Group if the such shall have reasonably concluded that there is a legal defense available to members of its Group that is different from or in addition to those available to the other Group or that representation of both such Party (or any member of such Party’s Group) and the other Party (or any member of the other Party’s Group) by the same counsel would be inappropriate due to an actual conflict of interest between them, in which case fees and expenses of such counsel shall be included in the amounts allocated by the next sentence of this Section 5.01(d). Upon the determination of Liability of the members of the Part D Group and Newco Group in connection with any Joint Legal Action, Newco shall indemnify and hold harmless the Part D Indemnitees against the portion of such Liabilities relating primarily to the Newco Business, and the Company shall indemnify and hold harmless the Newco Indemnitees against the portion of such Liabilities relating primarily to the Medicare Part D Business, including, in each case, the costs and expenses associated with the defense of such Joint Legal Action since the beginning of such Joint Legal Action, which shall be allocated between the Company and Newco in proportion to the Liability with respect to such Joint Legal Action of members of the Part D Group, on the one hand, and members of the Newco Group, on the other hand. Indemnification pursuant to this Section 5.01(d) shall be in accordance with the indemnification provisions of Article VI.

Section 5.02. Litigation Cooperation.

(a) Each of the Company and Newco agrees that at all times from and after the Effective Time, if a Legal Action currently exists or is commenced by a third party (including a Governmental Authority) with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Legal Action is not a Liability allocated to such named Party under this Agreement or any Split-Off Agreement and is a Liability allocated to the other Party under this Agreement or any Split-Off Agreement, then the other Party shall use reasonable best efforts to cause the named but not liable defendant to be removed from such Legal Action and such defendant shall not be required to make any payments or contribution in connection therewith.

(b) If, in the case of any Newco Legal Action or Part D Legal Action there is a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-controlling Party or such Party’s business or operations, such Party shall be entitled to retain, at the expense of the Party that is controlling such Legal Action in accordance with the terms of Section 5.01, separate counsel as required by the applicable rules of professional conduct

(which counsel shall be reasonably acceptable to such controlling Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the named Party.  In no event shall a Party settle or compromise any such Legal Action without the prior written consent of the other Party.

(c) The Company and Newco shall, and shall cause the members of their respective Group to, in good faith, do all things necessary or appropriate to prosecute, defend and enforce any Legal Action, but solely at the discretion and in accordance with the direction of the controlling Party, including (i) to deliver to the controlling Party all appropriate documents, notices received in connection with such Legal Action, books and records, agreements, instruments or any information requested by the controlling Party, (ii) to execute any appropriate notifications, acknowledgments, corporate resolutions and consents and (iii) to provide the controlling Party reasonable access to their respective properties and personnel (including current and, if reasonably practicable, former agents such as consultants, accountants, auditors and their current and former employees) for interviews, depositions, testimonies and other relevant procedures.  The controlling Party shall bear all out-of-pocket costs and expenses in connection therewith.  From and after the Effective Time, in connection with any matter contemplated by this Section 5.02(c), the Parties shall maintain any attorney-client privilege or work product immunity of any member of any Group.

ARTICLE VI
INDEMNIFICATION

Section 6.01. Newco Indemnification of the Part D Group.  From and after the Effective Time, Newco shall indemnify, defend and hold harmless each member of the Part D Group and each of their respective Affiliates, directors, officers, employees and agents (the “Part D Indemnitees”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable out of pocket attorneys’ fees and expenses in connection with any Legal Action involving a Third Party Claim) (“Damages”) incurred or suffered by a Part D Indemnitee arising out of or in connection with the Newco Liabilities.  In addition, notwithstanding the next to last sentence of Section 5.24(a) of the Merger Agreement, if the Merger is consummated, Newco shall reimburse, indemnify and hold harmless Parent for any Transaction Litigation Expenses that arise primarily from the Split-Off or the Separation.

Section 6.02. Company Indemnification of Newco Group.  From and after the Effective Time, the Company shall indemnify, defend and hold harmless each member of the Newco Group and each of their respective Affiliates, directors, officers, employees and agents (the “Newco Indemnitees”) from and against any and all Damages incurred or suffered by any Newco Indemnitee arising out of or in connection with the Part D Liabilities.

Section 6.03. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.

(a) Any Liability subject to indemnification pursuant to this Article VI, shall (i) be net of Insurance Proceeds actually recovered, (ii) be net of any proceeds actually recovered by an Indemnified Party from any third party for indemnification for such Liability (“Third Party Proceeds”), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability, and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment in respect of such Liability.  The amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Damages (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.  Each of the Parties shall use its reasonable best efforts to mitigate any Damages that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Damages.

(b) If a Tax benefit described in Section 6.03(a)(iii) or Tax detriment described in Section 6.03(a)(iv) is actually realized or incurred after the payment of any Indemnity Payment hereunder, as applicable, (i) the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit when actually realized and (ii) the Indemnifying Party shall pay to the Indemnified Party the amount of such Tax detriment when actually incurred. Adjustments will be made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred.

(c) The Indemnified Party shall use reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(d) To the extent applicable, Section 4.3(a) of the Tax Matters Agreement shall apply to payments made pursuant to this Article VI and Section 2.08.

Section 6.04. Notice and Payment of Claims.  If any Part D Indemnitee or Newco Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Legal Action or claim subject to Section 6.05), the Indemnified

Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification in reasonable detail and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party is notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof.  If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable Law to collect such amount.

Section 6.05. Notice and Defense of Third Party Claims.  Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Legal Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof.  Any such notice shall describe the Third Party Claim in reasonable detail.  The failure of the Indemnified Party to give notice as provided in this Section 6.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.  Within 30 days after receipt of such notice, the Indemnifying Party may elect at its option to assume the defense of such Third Party Claim at its sole cost and expense; provided that prior to assuming such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article VI.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates.  Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party; provided that the Indemnified Party shall have the right to participate in (but not control) such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), to any such settlement (x) pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party or (y) that does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party

Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable and documented attorney’s fees and out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. In no event shall an Indemnified Party settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

ARTICLE VII
EMPLOYEE MATTERS

Section 7.01. Employment of Newco Employees and Part D Employees.  Effective as of the Effective Time, (a) Part D Employees shall remain or become employees of the Part D Group in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion), (b) Newco Employees shall remain or become employees of the Newco Group in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as Newco shall determine in its sole discretion) and (c) Inactive Part D Employees shall become employees of the Newco Group; provided, however, that with respect to each Part D Employee who is not actively at work at the Effective Time due to disability, injury that occurred prior to the Effective Time or other extended leave of absence (an “Inactive Part D Employee”), the Company shall rehire such Inactive Part D Employee as of the date that he or she presents himself or herself to the Company as ready, willing and able to return to active employment, to the extent that such date is on or prior to the later of (i) the first anniversary of the Closing Date and (ii) the latest date on which the Company would be required to rehire such Inactive Part D Employee pursuant to applicable Law.  Nothing contained in this Section 7.01 or elsewhere in this Agreement shall confer on any Part D Employee or any Newco Employee any right to continued employment after the Effective Time.

Section 7.02. Liabilities and Obligations Generally.  Without limiting the generality of Section 2.03, effective as of the Effective Time, Newco shall assume and be solely responsible for all Liabilities related to (a) the Newco Employees and (b) the former employees of the Company and its Subsidiaries except for the Former Part D Employees. Without limiting the generality of Section 2.03, effective as of the Effective Time, the Company shall assume or retain, as applicable, and be solely responsible for all Liabilities related to (i) the Part D Employees (except for the Inactive Part D Employees to the extent described below) and (ii) the former employees of the Company and its Subsidiaries located in Solon, Ohio whose responsibilities primarily related to the Medicare Part D Business immediately before termination of employment with the Company and its Subsidiaries (the “Former Part D Employees”).  Newco shall indemnify each member of the Part D Group for any Liability relating to Newco Employees and former employees of the Company and its Subsidiaries except Former Part D Employees, and the Company shall indemnify each member of the Newco Group for any Liability relating to Part D Employees and Former Part D Employees.  For the avoidance of doubt, to the extent that the Company (or any other member of the Part D Group) is required to rehire an Inactive Part D Employee pursuant to Section 7.01, the Company will be responsible for Liabilities (x) relating to such Inactive Part D Employees incurred after the date such employee returns to active employment with the Company following the Effective Time and (y) relating to or arising out of any claim by any Inactive Part D Employee that the Company did not comply with its obligation to rehire such Inactive Part D Employee in accordance with applicable Law.  To the extent permitted by applicable Law, the Company and Newco agree (A) that the transactions contemplated by this Agreement shall not constitute a termination of employment of any Part D Employee or any Newco Employee that would entitle such employee to receive severance or similar compensation and benefits and (B) to use their reasonable best efforts to amend, if necessary, any applicable Benefit Plans to so provide.

Section 7.03. Employee Benefits.  Without limiting the generality of Section 7.02 above or Section 2.02 and 2.03 of this Agreement:

(a) Effective as of the Effective Time, Newco or another member of the Newco Group shall assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy, arrangement or agreement (“Benefit Plans”) in which current or former Part D Employees and Newco Employees participate as of the date of this Agreement (the “Transferred Benefit Plans”) other than as may be expressly set forth in this Article VII, and any trusts, insurance policies or third party administrator contracts related to the Transferred Benefit Plans shall be assigned to or retained by Newco or another member of the Newco Group effective as of the Effective Time.  For the avoidance of doubt, notwithstanding any transfer of sponsorship provided for in this Section 7.03(a), (i) all Liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Part D Employee (including any Inactive Part D Employee but excluding any Liabilities incurred with respect to an Inactive Part D Employee prior to the date on which he or she is required to be rehired by the Company or any other member of the Part D Group pursuant to Section 7.01) or Former Part D Employee, whether incurred prior to, on or following the Effective Time, shall be a Liability of the Company or the applicable member of the Part D Group and (ii) all Liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Newco Employee or former employee of the Company and its Subsidiaries who is not a Former Part D Employee shall be a Liability of Newco.

(b) Before and after the Effective Time, the Company and Newco shall cooperate to ensure that amounts contributed by the Part D Employees to the Company’s health reimbursement account plan and the Company’s dependent care spending account plan (the “Company Spending Plans”) will be funded into the Company and remain available to the fullest extent possible for the reimbursement of covered claims incurred by the Part D Employees while allowing the most flexibility to the Part D Employees to make or cease contributions to the Company Spending Plans without losing their respective account balances accrued under such plans.

(c) Notwithstanding any provision of the foregoing to the contrary, Newco will retain all Assets and Liabilities under the Company’s 401(k) savings plan, which will be treated for all purposes hereunder as a Transferred Benefit Plan.  The Company will be responsible for funding the employer matching contributions thereunder for participants who are Part D Employees for any portion of a plan year occurring prior to the Effective Time and Newco will bear the costs of the employer matching contributions for participants who are not Part D Employees for the plan year in which the Effective Time occurs.

Section 7.04. Preservation of Rights to Amend or Terminate Benefit Plans.  Except as otherwise provided in the Merger Agreement or this Agreement, no provision of this Agreement shall be construed as a limitation on the right of the Company or Newco to amend or terminate any Benefit Plan which right the Company or Newco would otherwise have under the terms of such Benefit Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such Benefit Plan that such employee or beneficiary would not otherwise have under the terms of the Benefit Plan itself.

Section 7.05. Reimbursement; Indemnification.  Newco and the Company acknowledge that the Part D Group, on the one hand, and the Newco Group, on the other hand, may incur costs and expenses (including contributions to plans and the payment of insurance, or other similar premiums, or benefits) pursuant to any of the Benefit Plans which are, as set forth in this Agreement, the responsibility of the other Party. Accordingly, the Company and Newco agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other Party of reasonable verification, for all such costs and expenses reasonably incurred.  All Liabilities retained, assumed or indemnified by Newco pursuant to this Article VII shall in each case be deemed to be Newco Liabilities, and all Liabilities retained, assumed or indemnified by the Company pursuant to this Article VII shall in each case be deemed to be Part D Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article VI.

Section 7.06. Employment, Consulting and Severance Agreements.  Except as otherwise provided in this Agreement, effective as of the Effective Time, Newco and the Company shall take all actions necessary (including assignments, if applicable) to ensure that with respect to any employment, consulting, deferred compensation, indemnification, termination, severance or any other agreements with a Newco Employee, a Part D Employee (including an Inactive Part D Employee), a Former Part D Employee or any other former employee of the Company or any of its Subsidiaries to which any member or former member of the Part D Group or Newco Group is a party, as the same are in effect immediately prior to such time: (i) any such agreement with a Newco Employee or former employee of the Company or any of its Subsidiaries other than a Former Part D Employee shall be assumed by Newco; (ii) any such agreement with a Part D Employee or Former Part D Employee shall be assumed by the Company, and in the case of (i) and (ii) Newco or the Company, as the case may be, will become solely responsible for the Liabilities (and solely entitled to the rights) under such agreements.  Any such agreement relating to an Inactive Part D Employee shall initially be assumed by Newco, but shall be assumed by the Company as of the date that the Company is required to rehire such Inactive Part D Employee in accordance with the terms of this Agreement or applicable Law.  Notwithstanding the foregoing, if any Former Part D Employee or Part D Employee (including any Inactive Part D Employee) is party to an agreement of the type described in this Section 7.06, which agreement includes restrictive covenants that protect the Newco Business, then Newco and the Newco Group shall have the right to enforce such covenants as they relate to the Newco Business and if any Newco Employee or former employee of the Company or any of its Subsidiaries (other than a Former Part D Employee) is party to an agreement of the type described in this Section 7.06, which agreement includes restrictive covenants that protect the Medicare Part D Business, then the Company and the Part D Group shall have the right to enforce such covenants as they relate to the Medicare Part D Business.

Section 7.07. Newco Equity Awards.

(a) Options.  The Company shall use reasonable best efforts so that, at the Effective Time, each Company Option that is outstanding immediately before the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (each, a “Newco Option”), whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Newco Option, shall be cancelled and converted at the Effective Time into the right to receive from Newco an amount in cash, without interest, that is equal to the excess, if any, of (i) the Pre-Split-Off Common Stock Value, over (ii) the per share exercise or purchase price of the applicable Newco Option (the “Newco Option Exercise Price”), multiplied by the aggregate number of shares of Common Stock in respect of such Newco Option immediately before the Effective Time.  For the avoidance of doubt, if the Newco Option Exercise Price of a Newco Option is equal to or exceeds the Pre-Split-Off Common Stock Value, such Newco Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Newco Option shall have no rights whatsoever with respect thereto.

(b) Restricted Stock.  Each Restricted Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (“Original Newco Restricted Share”) shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) one share of restricted Newco Common Stock, in each case, on the same dates and subject to the same conditions on vesting that applied to the Original Newco Restricted Share immediately prior to the Effective Time, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until vesting; provided, that if the Newco Employee’s employment with the Newco Group is terminated other than for “Cause” or by the Newco Employee for “Good Reason,” as such terms are defined on Section 5.7(d) of the Company Disclosure Letter to the Merger Agreement, then such vesting shall be accelerated to the date of such termination (the “Converted Newco Restricted Share Award”).  Each of the Company Board and the

Newco Board (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in this Section 7.07(b).  Newco will be responsible for the delivery of cash in an amount equal to the Per Share Merger Consideration and the shares of restricted Newco Common Stock as described in this Section 7.07(b).  Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

(c) Performance Shares.   Each Earned Performance Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (“Original Newco Performance Share”) shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) one share of Newco Common Stock, in each case of clauses (i) and (ii) on the first to occur of (x) the first anniversary of the date on which the Effective Time occurs and (y) the date the Newco Employee’s employment with the Newco Group is terminated other than for “Cause” or by the Newco Employee for “Good Reason,” as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until date of payment (the “Converted Newco Share Award”).  All other terms of the Original Newco Performance Shares will continue to apply to the Converted Newco Share Awards.  The Company shall use reasonable best efforts so that, at the Effective Time, each Performance Share held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee, that is not an Earned Performance Share, is cancelled without consideration being due therefor.  Each of the Company Board and the Newco Board (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in this Section 7.07(c).  Newco will be responsible for the delivery of cash in an amount equal to the Per Share Merger Consideration and the shares of Newco Common Stock as described in this Section 7.07(c).  Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

(d) In addition to the payments made pursuant to this Section 7.07, Newco shall pay all accrued dividends and other distributions (including dividend equivalents) in respect of each Original Newco Restricted Share and Original Newco Performance Share with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time as set forth on Section 2.3(g) of the Company Disclosure Letter.  Such payments shall be made to the holders thereof simultaneously with the payments made in respect of the Converted Newco Restricted Share Awards and Converted Newco Performance Share Awards pursuant to Section 7.07(b) and Section 7.07(c), respectively.  Any payments made pursuant to this Section 7.07 shall be reduced by any income or employment tax withholding required under (A) the Code, (B) any applicable state, local or foreign tax Law, and (C) any other applicable Laws.  To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.

Section 7.08. Actions By Newco.  Any action required to be taken by Newco under this Article VII may be taken by one or more members of the Newco Group, and all actions required to be taken by the Company under this Article VII may be taken by one or more members of the Part D Group.

Section 7.09. No Termination.  The Company and Newco shall take such actions as are required to provide that, for purposes of the Part D Options, the Newco Options, the Part D Employee Restricted Shares, the Original Newco Restricted Shares, the Converted Restricted Share Awards, the Converted Newco Restricted Share Awards, the Part D Employee Performance Shares, the Original Newco Performance Shares, the Converted Performance Share Awards, the Converted Newco Performance Share Awards, and for severance benefits, each Newco Employee and Part D Employee shall be deemed not to have incurred a termination of employment as a result of the transactions contemplated by this Agreement, the Split-Off Agreements and the Merger Agreement.

Section 7.10. Non Solicitation.  The Parties shall not, and the Parties shall cause each member of their respective Groups to not, for a period of 12 months following the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party’s Group as of the date of this Agreement to leave his or her employment or (ii) hire any individual who is an employee of a member of the other Party’s Group as of the date of this Agreement; provided, however, that nothing in this Section 7.10 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of the other Group; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

ARTICLE VIII
TAX MATTERS

Section 8.01. Tax Matters Agreement.  All matters relating to Taxes shall be governed exclusively by the Tax Matters Agreement, except as expressly stated herein.  In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Split-Off Agreement, the Tax Matters Agreement shall govern to the extent of such inconsistency.

Section 8.02. Tax Filings.  No later than March 15, 2011, Newco shall provide to Parent a schedule that identifies all of the “Company Filed Tax Returns”, “Jointly Filed Tax Returns”, and “Newco Filed Tax Returns” (in each case as defined in the Tax Matters Agreement), that, to the Knowledge of the Company, are required to be filed.

ARTICLE IX
INFORMATION

Section 9.01. Provision of Corporate Records.  As soon as practicable following the Effective Time, each Party shall each arrange for the provision to the other of existing corporate documents (e.g., minute books, stock registers, stock certificates, documents of title, Contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other’s respective Group or to the business and affairs of such other entity; provided that to the extent such corporate documents relate to the business of both Groups, only copies of such corporate documents need be delivered to the other Party.

Section 9.02. Access to Information.  From and after the Effective Time, the Company and Newco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable best efforts to give access to Persons possessing information) and duplicating rights during normal business hours to all records, agreements, documents, files, books, Contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other Party, including for audit, accounting and litigation purposes.

Section 9.03. Retention of Records.  Except as otherwise required by Law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other’s business in accordance with the past practice of such Party.  Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time; provided that until the sixth anniversary of the Closing Date no Party shall destroy or permit any member of its Group to destroy any information without first notifying the other party of the proposed destruction (specifying the information that is proposed to be destroyed) and giving the other Party a reasonable opportunity to take possession of such information prior to such destruction, at the expense of the Party taking possession.

Section 9.04. Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time (the “Pre-Effective Time Services”) have been and will be rendered for the collective benefit of each of the members of the Part D Group and the Newco Group, and that each of the members of the Part D Group and the Newco Group should be deemed to be the client with respect to such Pre-Effective Time Services for the purposes of asserting all privileges which may be asserted under applicable Law, except that:

(i) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Medicare Part D Business, whether or not the privileged information is in the possession of or under the control of the Company or Newco.  The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting the Part D Liabilities, now pending or which may be asserted in the future, in any Legal Actions initiated against or by the Company or any other member of the Part D Group, whether or not the privileged information is in the possession of or under the control of the Company or Newco; and

(ii) Newco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Newco Business, whether or not the privileged information is in the possession of or under the control of the Company or Newco.  Newco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Newco Liabilities, now pending or which may be asserted in the future, in any Legal Actions initiated against or by Newco or any other member of the Newco Group, whether or not the privileged information is in the possession of or under the control of the Company or Newco.

(b) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.04, with respect to all privileges pertaining to Pre-Effective Time Services not allocated pursuant to the terms of Section 9.04(a)(i) or (ii).  All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both the Company and Newco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(c) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (d) or (e) below.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.  Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other party pursuant to Section 9.04(a)(i) or (ii).

(d) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 9.04 or otherwise to prevent the production or disclosure of such privileged information.

(f) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Company and Newco as set forth in Section 9.04, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges.  Nothing provided for herein or in any other Split-Off Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 9.05. Ownership of Information; Confidentiality.  (a) Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article IV, Article V, Article VI, or this Article IX shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(b) From and after the Effective Time, except as otherwise permitted by this Agreement or any other Split-Off Agreement or with the prior written consent of the other Party, each Party and its Affiliates shall hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or the rules of any stock exchange on which such Person’s securities are listed or sought to be listed, all confidential documents and information concerning the other Party and its Affiliates, except (i) to the extent that such information can be shown to have been in the public domain through no fault of such Party or its Affiliates, (ii) to the extent that such information can be shown to have been later lawfully acquired by such Party (in the case of Newco and its Affiliates, from sources other than those related to its prior affiliation with the Company and the other members of the Part D Group), and in the case of the Company and its Affiliates, from sources other than those related to the transactions contemplated by this Agreement and the Merger Agreement and the due diligence investigation undertaken in connection therewith, (iii) that a Party may disclose, or may permit disclosure of, such information to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, and (iv) that a Party may disclose, or may permit disclosure of, such information as required in connection with any legal or other proceeding by one Party against any other Party.  The obligation of each Party and its

Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 9.06. Attorney-Client Privilege and Conflict Waiver.  Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dechert LLP, Hogan Lovells US LLP and Locke Lord Bissell & Liddell LLP (collectively, “Newco Counsel”) has represented the Company and Newco in connection with the transactions contemplated by this Agreement, the Split-Off Agreements and the Merger Agreement.  The Parties recognize the community of interest that exists and will continue to exist until the Effective Time, and the Parties agree and acknowledge that such community of interest should continue to be recognized after the Effective Time.  Specifically, the Parties agree that (a) the Company shall not seek to have any Newco Counsel disqualified from representing Newco in any dispute (whether in contract or tort) that may arise between Newco, on the one hand, and the Company, on the other hand, based upon, arising out of or related to this Agreement or any of the transactions contemplated by this Agreement in whole or in part and (b) in connection with any dispute that may arise between Newco, on the one hand, and the Company, on the other hand, Newco shall have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between Newco or the Company, on the one hand, and any Newco Counsel, on the other hand, that occurred on or prior to the Effective Time.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEWCO

Section 10.01. Company Representations and Warranties.  The Company represents and warrants to Newco, as of the date of this Agreement and as of the Effective Time, that:

(a) The Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 10.02. Newco Representations and Warranties.  Newco represents and warrants to the Company, as of the date of this Agreement and as of the Effective Time, that:

(a) Newco is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) Newco has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by Newco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Newco.  This Agreement constitutes a legal, valid and binding agreement of Newco enforceable against Newco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

ARTICLE XI
MISCELLANEOUS

Section 11.01. No Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.  This Section 11.01 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.  Without limiting Article II, the Company and the other members of the Part D Group shall have no liability to Newco or any other member of the Newco Group in respect of any act or omission occurring at or prior to the Effective Time (including any breach of this Agreement or any other Split-Off Agreement) in connection with this Agreement or any other Split-Off Agreement or the transactions contemplated hereby or thereby.

Section 11.02. Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company prior to the Effective Time, to:

Universal American Corp.
6 International Drive
Rye Brook, New York 10573-1068
Attention: Tony Wolk
Facsimile: (914) 934-2949
E-Mail Address: twolk@universalamerican.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Robert B. Schumer
Ariel J. Deckelbaum
Facsimile: (212) 757-3990
E-Mail Address: rschumer@paulweiss.com
ajdeckelbaum@paulweiss.com

CVS Caremark Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attention:	Douglas Sgarro
Facsimile:	(401) 770-5415
E-Mail Address: dasgarro@cvs.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg
Facsimile: 212-701-5539
E-Mail Address: louis.goldberg@davispolk.com

If to Parent or to the Company from and after the Effective Time, to:

CVS Caremark Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attention:	Douglas Sgarro
Facsimile:	(401) 770-5415
E-Mail Address: dasgarro@cvs.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg
Facsimile: 212-701-5539
E-Mail Address: louis.goldberg@davispolk.com

If to Newco, to:

Ulysses Spin Corp.

c/o Universal American Corp.
6 International Drive
Rye Brook, New York 10573-1068
Attention: Tony Wolk
Facsimile: (914) 934-2949
E-Mail Address: twolk@universalamerican.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Robert B. Schumer
Ariel J. Deckelbaum
Facsimile: (212) 757-3990
E-Mail Address: rschumer@paulweiss.com
ajdeckelbaum@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received:  (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

Section 11.03. Amendment; Waiver.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.  No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties, which such parties may withhold in their absolute discretion.  Any purported assignment without such prior written consents shall be void.  Any agreement on the part of a party to waive compliance with any of the covenants or conditions contained in this Agreement shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 11.04. Entire Agreement.  This Agreement (and the exhibits hereto), the Merger Agreement and the Split-Off Agreements contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 11.05. Consolidation, Merger, Etc.; Termination.

(a) Other than in connection with the Merger Agreement, neither Party (referred to in this Section 11.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the other Split-Off Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and the other Split-Off Agreements on the part of the Transferring Party to be performed or observed.

(b) For a period of two (2) years following the Effective Time, Parent shall not restructure, reorganize, liquidate, dissolve or enter into any transaction (including an acquisition, a merger, consolidation or financing) with respect to Medicare Part D Business or the Part D Group, or effect any capital reorganization, reclassification or other change of outstanding securities of the Surviving Corporation, in such a manner that would reasonably be expected to result in the consolidated net worth of the Part D Group (after giving effect to such restructuring, reorganization, reorganization, liquidation, dissolution, transaction, capital reorganization, reclassification or other change) being less than the consolidated net worth of the Part D Group as of the Effective Time.

(c) In the event the Merger Agreement is terminated pursuant to its terms prior to the Effective Time, this Agreement shall automatically and simultaneously terminate and the Separation and Split-Off shall automatically and simultaneously be abandoned.  In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.  It is understood that the consummation of the Merger shall not constitute a termination of this Agreement.  Except as provided in the first sentence of this Section 11.05(c), this Agreement may not be terminated except by an agreement in writing signed by the parties.

Section 11.06. Further Assurances and Consents.  In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the Merger Agreement, including Section 5.9 thereof, each of the Parties will use reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.

Section 11.07. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 11.08. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

Section 11.09. Submission to Jurisdiction; Service.  Each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.02 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

SECTION 11.10. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11. Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

Section 11.12. Third Party Beneficiaries.  Except as provided in Article VI, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right; provided that Parent shall have the right to exercise or enforce the rights of the Company hereunder, except for the rights of the Company under Section 2.01(a)(vii) and Section 2.01(b).

Section 11.13. Remedies.  Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 11.14. Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

Section 11.15. Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar Damages (other than any such Damages awarded to a third party in connection with a Third Party Claim that is indemnifiable pursuant to this Agreement) in excess of compensatory Damages arising in connection with the transactions contemplated by this Agreement or the other Split-Off Agreements.

Section 11.16. Interpretation.  Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 11.16 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a

Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Section 11.17. Rules of Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

UNIVERSAL AMERICAN CORP.

By:	/s/ Richard Barasch
Name: Richard Barasch
Title: Chief Executive Officer

[Signature Page to Separation Agreement]

ULYSSES SPIN CORP.

By:	/s/ Richard Barasch
Name: Richard Barasch
Title: Chief Executive Officer and President

[Signature Page to Separation Agreement]

Solely for purposes of Sections 2.01(a)(vii), 2.01(b), 2.04(b), 3.02(b), 4.04, and 6.01 and Article XI:

CVS CAREMARK CORPORATION

By:	/s/ David M. Denton
Name: David M. Denton
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Separation Agreement]